Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

        This Separation Agreement and Release of All Claims (“Agreement”) is made between First National Bank in Howell (“Employer”) and Janice B. Trouba (“Employee”) as follows:

        1.        Termination of Employment. Employee’s employment is terminated effective June 15, 2009, (the “Separation Date”). Employee will be paid Employee’s salary and receive all benefits through Employee’s Separation Date. Except as set forth in this Agreement and for Employee’s vested rights, if any, under applicable retirement plans, all compensation and benefits from the Employer shall terminate on the Separation Date. Employee has no entitlement to further or future employment with the Employer and its related companies and agrees never to apply for or otherwise seek employment with the Employer or any related companies. If Employee applies for employment in violation of this section, Employer and its related companies are entitled to deny employment or, if hired, terminate employment based on this Agreement, without more.

        2.        Separation Payment. In exchange for the execution and non-revocation of this Agreement, Employer shall:

        a.        continue to pay Employee’s regular salary, less any applicable withholdings and deductions, for six (6) months. Employer shall make the first payment on Employer’s regular payroll payday occurring at least fourteen (14) days after Employee’s acceptance and non-revocation of this Agreement and shall continue to make payments on regular payroll paydays until the amount is paid in full.

b. Long Term Incentive. Employer agrees to fully vest 2041 shares of non-vested stock grants previously received by the Employee under the Long Term Incentive Plan.

Except as set forth in this Agreement, Employer shall not pay any other compensation to Employee. All other benefits to Employee shall terminate as of the Separation Date. Employee shall not accrue any paid time off, and Employer shall not contribute to any retirement or other plans. Employee acknowledges that the above compensation represents a sum to which Employee is not otherwise entitled.

        3.        Release of All Claims. In exchange for the Separation Payment above, Employee, for herself and any person or representative claiming through Employee, releases and forever discharges the Employer, its parent company, subsidiaries, and affiliated organizations, successors and assigns and their past and present directors, officers, employees, agents, attorneys, benefit plans and plan administrators, sureties and insurers (collectively “Releasees”) from all claims, liabilities, demands, costs, attorney fees, causes of action and damages, including all consequential and incidental damages, whether known or unknown, arising from the beginning of time to the date of this Agreement, including without limitation those relating directly or indirectly to Employee’s employment and officer status with Employer and all claims for personal injury, defamation, breach of contract, wrongful discharge, violation of due process or civil rights and violation of any federal, state or local statute, law or ordinance and the common law, including without limitation violation of the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Act, the Michigan Wage and Fringe Benefits Act, the Michigan Whistleblower’s Protection Act, and/or any federal, state or local law regarding discrimination. Notwithstanding this Agreement, Employer acknowledges that Employee is not releasing any retirement and pension benefits which Employee is qualified and vested to receive, and benefits under COBRA if Employee so elects.

        Employee acknowledges that Employee does not have any personal injuries related to Employee’s employment with the Employer.

        Employee agrees that Employee shall not file or assert or permit to be filed or asserted any civil action, suit or legal proceeding in connection with any claim released in this Agreement. Employee agrees that she will not obtain or accept any relief if any such action, suit or proceeding is filed. However, the foregoing does not affect any right that Employee may have to file an administrative charge with the Equal Employment Opportunity Commission. If such a charge is filed, Employee agrees that she shall not obtain or accept any monetary award, recovery, settlement or relief therefrom. Additionally, nothing in this Agreement shall prevent Employee from filing a legal action to challenge whether the release in this Agreement was knowing and voluntary for purposes of the Age Discrimination in Employment Act or to pursue claims that Employee cannot waive.

        4.        Confidential Information. In the course of Employee’s employment, Employee had access to information or materials that are considered trade secret, confidential and/or proprietary by Employer and its related companies (“Information”). Information includes, but is not limited to, documents, records, data and information regarding customers, potential customers, trade secrets, business operations, business plans, strategies, acquisitions, mergers, marketing, finances, costs, prices and employees. Information also includes all written materials identified in writing as “Confidential” or “Proprietary” or with such similar proprietary legend and oral information disclosed in connection with the Information. Employee agrees that she will keep Information confidential. Employee agrees that, she will not: (1) take, retain or use Information for her own benefit; (2) disclose Information to any other entity or unauthorized person; (3) delete, encrypt, password protect, or retain electronic files containing Information (including emails and attachments); or (4) take any other action that impairs, restricts, limits, or impedes the Employer’s ability to have full access to and use of its Information. This confidentiality provision shall survive termination of the employment relationship and shall survive for so long a period of time as the Information is maintained by the Employer or a related company as confidential.

        5.        Confidentiality of Agreement. Employee agrees to keep the terms of this Agreement confidential and to not disclose any such terms to anyone other than Employee’s attorney and financial consultant, and then only upon their agreement to keep such terms confidential. Employee agrees to indemnify Employer for any damages resulting from Employee’s disclosure of the terms of’ this Agreement, including damages caused by further disclosures by third parties. Employer agrees to keep the terms of this Agreement confidential, except that Employer may disclose the terms of this Agreement to its attorney, accountant, financial consultant, auditor, regulator, examiner, and all of its employees, officers, directors and agents who have a business need to know the terms of the Agreement. Employee and Employer may also disclose the terms of this Agreement to the Internal Revenue Service, to a governmental agency upon request and as required by law.

        6.        Nondisparagement. Employee shall not: (a) disparage or denigrate Employer, or its related companies, their directors, officers, employees, products or services and/or (b) take any action having the effect of damaging the business reputation of Employer or their related companies. Employer agrees that its current President and Chief Executive Officer and Senior Vice President of Human Resources shall not disparage Employee.

        7.        No Support for Claims Against Releasees. Unless compelled by law, Employee will not provide, directly or indirectly, any information, encouragement or assistance to any person or entity considering or pursuing a claim or lawsuit against Releasees.

        8.        Cooperation in Future Proceedings. Employee agrees to cooperate fully with Releasees in the defense of or other participation in any administrative, judicial, arbitral, investigative or other proceeding arising from any charge, complaint or other action that has been or may be filed, or with respect to which a Releasee may become involved, relating to any matter occurring during Employee’s employment or tenure as an officer. Employee shall not be eligible for any compensation for this cooperation other than regular witness fees and reimbursement for his reasonable out-of-pocket costs.

        Employee further agrees, upon request, to provide consulting services to Employer, by telephone, through August 15, 2009, without additional compensation other than the Separation Payment described above.

        9.        Violation of Agreement. Either party to this Agreement shall be entitled to recover its costs and attorney fees if it prevails in any action against the other party for violation of this Agreement. In addition to any other recovery allowed by law, Employer shall be entitled to a temporary restraining order, preliminary and permanent injunctive relief and such other equitable relief as appropriate for any breach by Employee of Sections 4, 5, 6, 7, and 8, all of which are material to this Agreement. Employer shall be entitled to a temporary restraining order, preliminary and permanent injunctive relief and such other equitable relief without having to prove damages or post a bond or other security. Employee shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction for Employer’s breach of Sections 5 or 6.

        10.        Representations and Acknowledgments.

        a.        Employee has been given a period of at least twenty-one (21) days in which to consider this Agreement. If executed prior to the end of such twenty-one (21) day period, Employee acknowledges that Employee voluntarily waives the balance of such period.

        b.        Employer has advised Employee to consult with an attorney before executing this Agreement.

        c.        The payments which Employee is receiving in consideration of this Agreement exceed the value of anything to which Employee is entitled from Employer.

        d.        This Agreement shall not be effective or enforceable for a period of seven (7) days following the date of Employee’s signature below, during which time only, Employee may revoke the Agreement. Any such revocation must be in writing, signed by Employee and delivered or mailed so as to arrive within such seven (7) days to Nancy Morgan, 101 E. Grand River Avenue, Howell, Michigan 48843.

        e.        Employee has not assigned any rights being released under this Agreement.

        11.        Miscellaneous.

        a.        This four (4) page Agreement constitutes the entire agreement between Employee and the Employer with respect to the subject matter hereof and supersedes any prior or contemporaneous promises, agreements or representations between them as to such subject matter, except as otherwise set forth in this Agreement. This Agreement cannot be modified orally but only in a written document signed by Employee and an authorized representative of the Employer. This Agreement shall be governed by the laws of the State of Michigan.

        b.        If any provision of this Agreement, in whole or in part, is determined to be unlawful or unenforceable, the parties agree that such provision shall be deemed modified, if possible, to the extent necessary to render such provision valid and enforceable to the maximum extent permitted by law and, if not possible, it shall be severed from the Agreement. In either event all remaining provisions of this Agreement shall remain in full force and effect.

        c.        The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement accurately sets forth the intent and understanding of each party. This Agreement shall not be construed for or against either party as a result of the drafting hereof if there is any dispute over the meaning or intent of any of its provisions.

        Signed below on the date set forth below.

READ BEFORE SIGNING

June 9, 2009 —————————————— Date	/s/ Janice B. Trouba —————————————————— Janice B. Trouba

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